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                                                                     EXHIBIT (i)


                               Dykema Gossett PLLC
                             400 Renaissance Center
                                Detroit, MI 48226







                                 July 28, 2000




Ambassador Funds
211 West Fort Street, Suite 720
Detroit, MI  48226

Ladies and Gentlemen:

         As counsel for Ambassador Funds, a Delaware business trust (the "Trust"), we have examined the proceedings taken and being taken for the registration by the Trust on Form N-1A of an indefinite number of shares of beneficial interest, no par value per share. We have examined all instruments, documents and records which, in our opinion, were necessary of examination for the purpose of rendering this opinion. Based upon such examination, we are of the opinion that the above-described shares of beneficial interest will be, if and when issued by the Trust in the manner and upon the terms set forth in said Form N-1A, validly authorized and issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Trust's Registration Statement on Form N-1A, as it may be amended.


                                                Sincerely,

                                                /s/ Dykema Gossett PLLC